Provident Bancorp, Inc. Reports Earnings for the March 31, 2022 Quarter and Continues Payment of Quarterly Cash Dividends of $0.04 per Share

Company Release – 4/28/2022

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for The Provident Bank (the “Bank”), reported net income for the quarter ended March 31, 2022 of $5.5 million, or $0.32 per diluted share, compared to $3.6 million, or $0.21 per diluted share for the quarter ended December 31, 2021 and $4.3 million, or $0.24 per diluted share, for the quarter ended March 31, 2021.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.04 per share, which will be paid on May 27, 2022 to stockholders of record as of May 13, 2022.

In reporting these results, Dave Mansfield, Chief Executive Officer said, “We entered 2022 eager to see the financial impact of our digital asset and banking as a service strategic initiatives. With our partnerships in these spaces gaining momentum, I am happy to report that we ended the quarter as enthusiastically as we entered it. We met or exceeded our digital asset and banking as a service deposit goals. Because of the successful growth in these non-interest bearing deposits we were able to keep interest rates low and allow for runoff of interest-bearing deposit balances. We are excited by the success we have had and are eager to continue with our pursuit of new and creative digital banking solutions.”

Income Statement Results

Quarter Ended March 31, 2022 Compared to Quarter Ended December 31, 2021

For the quarter ended March 31, 2022,  net interest and dividend income was $17.9 million, which represents an increase of $1.5 million, or 9.2% when compared to the quarter ended December 31, 2021.  This increase was primarily attributable to an increase in average interest earning assets of $21.6 million, or 1.3% which was primarily due to an increase of $88.9 million, or 6.5%, in the average loan balances, partially offset by a decrease in short-term investments of $68.0 million, or 33.2%. The increase in interest and dividend income was further supported by an increase in the yield on interest earning assets of 28 basis points to 4.55% for the quarter ended March 31, 2022 compared to 4.27% for the quarter ended December 31, 2021.  Also contributing to the increase in net interest and dividend income for the quarter ended March 31, 2022 was a decrease in interest expense of $122,000, or 18.9%, to $525,000 compared to $647,000 for the quarter ended December 31, 2021. Interest expense decreased primarily due to a decrease in average interest-bearing deposits of $40.2 million, or 4.8% coupled with a decrease in the cost of interest-bearing deposits of four basis points to 0.23% for the quarter ended March 31, 2022 when compared to the quarter ended December 31, 2021. The decrease in interest-bearing deposits was the result of strategic initiatives of the Bank. The decrease in the cost of interest-bearing deposits was due to the lower interest rate environment which prevailed through most of the first quarter of 2022 and the higher percentage of core deposits in the portfolio.

Provision for loan losses of $83,000 were recognized for the quarter ended March 31, 2022 compared to $1.2 million for the three months ended December 31, 2021.  The changes in the provision were based on management’s assessment of economic conditions, loan portfolio growth and composition changes, historical charge-off trends, levels of problem loans and other asset quality trends. Commercial loan growth of $27.0 million was primarily driven by a cash-secured loan which is considered to have no credit risk; therefore we have not provided for losses on this loan. This growth was offset by a decrease in our mortgage warehouse portfolio of $30.2 million, or 11.9%. These changes within our loan portfolio were the primary drivers of lower provision quarter over quarter.

The allowance for loan losses as a percentage of total loans was 1.32% as of March 31, 2022 compared to 1.34% as of December 31, 2021.  The allowance for loan losses provided for 10.26 times coverage of non-performing loans as of March 31, 2022 compared to 6.74times as of December 31, 2021. Non-performing loans were $1.9 million, or 0.10%, of total assets as of March 31, 2022 compared to $2.9 million, or 0.17%, of total assets as of December 31, 2021. As of March 31, 2022,  the largest non-performing loan relationship totaling $1.3 million was evaluated for impairment and specific reserves of $1.2 million were allocated.

For the quarter ended March 31, 2022,  noninterest income was $1.3 million, which represents an increase of  $98,000, or 8.0%, when compared to the quarter ended December 31, 2021. The increase is primarily due to an increase in other income of $61,000, or 132.6% which was mostly due to gains on sold loans of $97,000. Noninterest income also increased due to an increase in customer service fees on deposit accounts of $46,000, or 8.6%. The increase in customer service fees on deposit accounts was primarily due to an increase in business account service charges resulting from growth in our business accounts related to our expanded product offerings to digital asset and banking as a service business customers.

For the quarter ended March 31, 2022, noninterest expense was $11.4 million, which represents a decrease of $399,000, or 3.4%, when compared to the quarter ended December 31, 2021. The decrease was primarily due to a decrease in salaries and employee benefits, partially offset by an increase in insurance expense and a write down of a receivable balance in the first quarter of 2022. Salaries and employee benefits decreased $1.3 million, or 15.1% primarily due to a $984,000 expense in the fourth quarter of 2021 related to the Resignation, Separation Agreement and Full and Final Release of Claims with our President and Chief Lending Officer, as reported on

Current Report on Form 8-K on November 1, 2021.  Insurance expense increased $405,000, or 964.3%, due to a renewal and reassessment that incorporates consideration of our digital asset product strategies.  There was a write down of an SBA receivable in the first quarter of 2022 after the Company evaluated the collectability and determined that $395,000 was uncollectible.

Quarter Ended March 31, 2022 Compared to Quarter Ended March 31, 2021

For the quarter ended March 31, 2022, net interest and dividend income was $17.9 million, which represents an increase of $3.0 million, or 20.2% from the quarter ended March 31, 2021.  The primary reason for the increase was an increase in interest and dividend income of $2.6 million, or 16.1%. Interest and dividend income increased due to an increase in average interest earning assets of $158.2 million when compared to the quarter ended March 31, 2021.  The increase in average interest earnings assets was primarily due to an increase in the average loan balances of $129.1 million, or 9.8% and an increase in short term investments of $24.8 million, or 22.1%. The increase in interest and dividend income was further supported by an increase in the yield on interest earning assets of 20 basis points to 4.55% for the quarter ended March 31, 2022 compared to 4.35% for the quarter ended March 31, 2021. Also contributing to the increase in net interest and dividend income for the quarter ended March 31, 2022 was a decrease in interest expense of $456,000, or 46.5%, to $525,000 compared to $981,000 for the quarter ended March 31, 2021. Interest expense decreased primarily due to a decrease in average interest bearing deposits of $46.6 million, or 5.5% coupled with a decrease in the cost of interest-bearing deposits of 20 basis points to 0.23% for the quarter ended March 31, 2022 when compared to the same quarter in 2021. The decrease in interest bearing deposits was the result of strategic initiatives of the Bank. The decrease in the cost of interest-bearing deposits was due to the lower interest rate environment which prevailed through most of the first quarter of 2022 and the higher percentage of core deposits in the portfolio.

Provision for loan losses of $83,000 were recognized for the quarter ended March 31, 2022 compared to $753,000 for the quarter ended March 31, 2021.  The changes in the provision were based on management’s assessment of economic conditions, loan portfolio growth and composition changes, historical charge-off trends, levels of problem loans and other asset quality trends.

The allowance for loan losses as a percentage of total loans was 1.32% as of March 31, 2022 compared to 1.43% as of March 31, 2021. The allowance for loan losses provided 10.26 times coverage of non-performing loans as of March 31, 2022 compared to 25.53 times as of March 31, 2021. Non-performing loans were $1.9 million, or 0.10%, of total assets as of March 31, 2022 compared to $7.5 million, or 0.48%, of total assets as of March 31, 2021. As of March 31, 2022, the largest non-performing loan relationship totaling $1.3 million was evaluated for impairment and specific reserves of $1.2 million were allocated.

For the quarter ended March 31, 2022, noninterest income was $1.3 million, which represents an increase of $302,000, or 29.7% from the quarter ended March 31, 2021. The increase was primarily due to an increase in customer service fees on deposit accounts of $202,000, or 53.3%, an increase of $37,000, or 52.9% in other income and an increase in bank owned life insurance income of $37,000, or 16.9%. The increase in customer service fees on deposit accounts is attributable to fees generated from cash vault services for our customers who operate Bitcoin ATMs, as well as growth in our business accounts related to our expanded product offerings to digital asset and banking as a service (“BaaS”) customers. The increase in other income is primarily attributable to gains on sold loans and the increase in bank owned life insurance income is primarily due to the purchase of additional insurance policies in the fourth quarter of 2021.

For the quarter ended March 31, 2022, noninterest expense was $11.4 million, which represents an increase of $2.2 million, or 23.9% when compared to the quarter ended March 31, 2021. The increase in noninterest expense is primarily due to an increase in salaries and employee benefits, insurance expense, a write down of a receivable balance in the first quarter of 2022 and an increase in professional fees. The increase of $712,000, or 11.0%, in salary and employee benefits was primarily due to an increase in staff to support the development and implementation of new technologies and specialty lending products. The increase in insurance expense of $413,000, or 1,214.7%, is due to a renewal and reassessment that incorporates consideration of our digital asset product strategies.  There was a write down of an SBA receivable in the first quarter of 2022 after the Company evaluated the collectability and determined that $395,000 was uncollectible. Professional fees increased $297,000, or 68.9%, primarily due to increased legal fees and audit and compliance costs.

Balance Sheet Results

March 31, 2022 Compared to December 31, 2021

As of March 31, 2022,  total assets have increased $62.7 million, or 3.6%, to $1.79 billion compared to $1.73 billion at December 31, 2021.  The primary reasons for the increase are increases in cash and cash equivalents and net loans, partially offset by a decrease in debt securities available-for-sale. The increase in cash and cash equivalents of $63.0 million, or 41.1% is primarily due to an increase in deposits. Net loans increased $3.6 million, or 0.3%, and were $1.44 billion as of March 31, 2022 compared to $1.43 billion at December 31, 2021.  The increase in net loans was due to an increase in commercial loans of $27.0 million, or 3.7% and construction and land development loans of $8.7 million, or 20.3%, partially offset by decreases in mortgage warehouse loans of $30.2 million, or 11.9%, commercial real estate loans of $2.4 million, or 0.6%, consumer loans of $497,000, or 32.7%, and residential real estate loans of $409,000, or 50.4%. Our commercial loan growth was primarily due to a $30.0 million cash-secured loan issued during the first quarter as well as growth in our enterprise value portfolio of $15.5 million, or 4.56% and our renewable energy portfolio of $2.1 million, or 3.4%. These increases in commercial loan growth were offset by a decrease in PPP loans of $10.4 million, or 83.3%, and a decrease in our digital asset loans of $8.6 million, or 7.1%. Digital asset loans decreased primarily due to the pay-down of an existing $35.0 million credit line, which was offset by $29.1 million in new digital asset loans. The decrease in debt securities available-for-sale was primarily due to principal paydowns on government mortgage-backed securities and unrealized losses during the first quarter.

Total liabilities increased $60.0 million, or 4.0%, from December 31, 2021 due to increased deposits.  Deposits were $1.52 billion as of March 31, 2022, representing an increase of $62.4 million, or 4.3%, compared to December 31, 2021.  The increase in deposits was primarily due to an increase of $115.5 million, or 14.0%, in NOW and demand deposits, partially offset by a decrease of $53.3 million, or 12.7% in money market accounts.  NOW and demand deposits  increased primarily due to new and expanded relationships with traditional, digital asset, and BaaS customers. Deposit relationships with digital asset customers totaled $179.4 million at March 31, 2022, representing an increase of $79.7 million, or 80.0%. Deposit relationships with BaaS customers totaled $94.3 million at March 31, 2022, representing an increase of $34.4 million, or 57.5% from December 31, 2021. In addition, the Bank has increased its focus on growing noninterest-bearing deposit balances and as of March 31, 2022 noninterest-bearing deposits represented 49.1% of total deposits compared to 42.9% at December 31, 2021.

As of March 31, 2022, shareholders’ equity was $236.5 million compared to $233.8 million at December 31, 2021, representing an increase of $2.8 million, or 1.2%. The increase was primarily due to net income of $5.5 million, stock based compensation expense of $445,000 and employee stock ownership plan shares earned of $383,000, partially offset by the repurchase of 95,229 shares of common stock for  $1.5 million,  $673,000 from dividends paid, and a  decrease in other comprehensive income of $1.3 million.

About Provident Bancorp, Inc.

BankProv, legally operating as The Provident Bank, is a subsidiary of Provident Bancorp, Inc. (NASDAQ: PVBC). BankProv is a future-ready commercial bank for corporate clients, specializing in offering adaptive and technology-first banking solutions to niche markets, including cryptocurrency, renewable energy, fin-tech and search fund lending. We are committed to offering state-of-the-art APIs (application programming interfaces) for all business clients and BaaS (Banking as a Service) partners. Through our offerings, BankProv insures 100% of deposits through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). For more information about BankProv please visit our website www.bankprov.com or call 877-487-2977.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “may,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include: general economic conditions; the effects of any pandemic; global and national war and terrorism; trends in interest rates; the ability of our borrowers to repay their loans; and the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents of the Company files from time to time with the Securities and Exchange Commission, including Annual and Quarterly Reports on Forms 10-K and 10-Q, and Current Reports on Form 8-K.

Provident Bancorp, Inc.

Carol Houle, 603-334-1253

Executive Vice President/CFO

choule@bankprov.com

Provident Bancorp, Inc.

Consolidated Balance Sheet

	At	At
	March 31,	December 31,
	2022	2021
(Dollars in thousands)	(unaudited)
Assets
Cash and due from banks	$24,694	$22,470
Short-term investments	191,382	130,645
Cash and cash equivalents	216,076	153,115
Debt securities available-for-sale (at fair value)	33,740	36,837
Federal Home Loan Bank stock, at cost	785	785
Loans held for sale	21,508	22,846
Loans, net of allowance for loan losses of $19,296 and $19,496 as of
March 31, 2022 and December 31, 2021, respectively	1,437,429	1,433,803
Bank owned life insurance	42,825	42,569
Premises and equipment, net	14,062	14,258
Accrued interest receivable	6,400	5,703
Right-of-use assets	4,062	4,102
Other assets	15,123	15,265
Total assets	$1,792,010	$1,729,283

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$747,194	$626,587
Interest-bearing	775,075	833,308
Total deposits	1,522,269	1,459,895
Long-term borrowings	13,500	13,500
Operating lease liabilities	4,361	4,387
Other liabilities	15,335	17,719
Total liabilities	1,555,465	1,495,501
Shareholders' equity:
Preferred stock; authorized 50,000 shares:
no shares issued and outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized;
17,796,542 and 17,854,649 shares issued and outstanding
at March 31, 2022 and December 31, 2021, respectively	178	179
Additional paid-in capital	122,504	123,498
Retained earnings	122,939	118,087
Accumulated other comprehensive (loss) income	(625)	649
Unearned compensation - ESOP	(8,451)	(8,631)
Total shareholders' equity	236,545	233,782
Total liabilities and shareholders' equity	$1,792,010	$1,729,283

Provident Bancorp, Inc.

Consolidated Income Statements

(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2022	2021	2021
Interest and dividend income:
Interest and fees on loans	$18,212	$16,794	$15,697
Interest and dividends on debt securities available-for-sale	179	184	169
Interest on short-term investments	59	87	23
Total interest and dividend income	18,450	17,065	15,889
Interest expense:
Interest on deposits	455	575	911
Interest on borrowings	70	72	70
Total interest expense	525	647	981
Net interest and dividend income	17,925	16,418	14,908
Provision for loan losses	83	1,233	753
Net interest and dividend income after provision for loan losses	17,842	15,185	14,155
Noninterest income:
Customer service fees on deposit accounts	581	535	379
Service charges and fees - other	376	397	350
Bank owned life insurance income	256	244	219
Other income	107	46	70
Total noninterest income	1,320	1,222	1,018
Noninterest expense:
Salaries and employee benefits	7,189	8,465	6,477
Occupancy expense	439	409	412
Equipment expense	138	137	122
Deposit insurance	151	141	106
Data processing	335	370	321
Marketing expense	127	125	37
Professional fees	728	773	431
Directors' compensation	254	218	254
Software depreciation and implementation	294	272	246
Write down of other assets and receivables	395	—	—
Insurance expense	447	42	34
Other	914	858	773
Total noninterest expense	11,411	11,810	9,213
Income before income tax expense	7,751	4,597	5,960
Income tax expense	2,226	1,008	1,663
Net income	$5,525	$3,589	$4,297
Earnings per share:
Basic	$0.33	$0.22	$0.25
Diluted	$0.32	$0.21	$0.24
Weighted Average Shares:
Basic	16,517,952	16,481,684	17,263,759
Diluted	17,028,057	17,180,466	17,558,160

Provident Bancorp, Inc.

Net Interest Income Analysis

(Unaudited)

	For the Three Months Ended
	March 31,			December 31,			March 31,
	2022			2021			2021
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate (4)	Balance	Paid	Rate (4)	Balance	Paid	Rate (4)
Assets:
Interest-earning assets:
Loans	$1,446,695	$18,212	5.04%	$1,357,838	$16,794	4.95%	$1,317,638	$15,697	4.77%
Short-term investments	136,954	59	0.17%	205,000	87	0.17%	112,198	23	0.08%
Debt securities available-for-sale	35,820	175	1.95%	35,068	180	2.05%	31,344	166	2.12%
Federal Home Loan Bank stock	785	4	2.04%	785	4	2.04%	895	3	1.34%
Total interest-earning assets	1,620,254	18,450	4.55%	1,598,691	17,065	4.27%	1,462,075	15,889	4.35%
Non-interest earning assets	108,115			81,143			66,157
Total assets	$1,728,369			$1,679,834			$1,528,232
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Savings accounts	$153,480	$40	0.10%	$150,340	$39	0.10%	$151,375	$55	0.15%
Money market accounts	392,874	250	0.25%	439,619	292	0.27%	375,078	477	0.51%
NOW accounts	192,564	83	0.17%	179,265	132	0.29%	153,294	98	0.26%
Certificates of deposit	60,627	82	0.54%	70,504	112	0.64%	166,388	281	0.68%
Total interest-bearing deposits	799,545	455	0.23%	839,728	575	0.27%	846,135	911	0.43%
Borrowings	13,500	70	2.07%	13,500	72	2.13%	13,500	70	2.07%
Total interest-bearing liabilities	813,045	525	0.26%	853,228	647	0.30%	859,635	981	0.46%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	657,784			573,059			412,350
Other noninterest-bearing liabilities	21,064			20,045			17,987
Total liabilities	1,491,893			1,446,332			1,289,972
Total equity	236,476			233,502			238,260
Total liabilities and
equity	$1,728,369			$1,679,834			$1,528,232
Net interest income		$17,925			$16,418			$14,908
Interest rate spread (1)			4.29%			3.97%			3.89%
Net interest-earning assets (2)	$807,209			$745,463			$602,440
Net interest margin (3)			4.43%			4.11%			4.08%
Average interest-earning assets to interest-bearing liabilities	199.28%			187.37%			170.08%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.
(4)	Annualized.

Provident Bancorp, Inc.

Select Financial Highlights

(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Performance Ratios:
Return on average assets (1)	1.28%	0.85%	1.12%
Return on average equity (1)	9.35%	6.15%	7.21%
Interest rate spread (1) (3)	4.30%	3.97%	3.89%
Net interest margin (1) (4)	4.43%	4.11%	4.08%
Non-interest expense to average assets (1)	2.64%	2.81%	2.41%
Efficiency ratio (5)	59.29%	66.95%	57.85%
Average interest-earning assets to
average interest-bearing liabilities	199.28%	187.37%	170.08%
Average equity to average assets	13.68%	13.90%	15.59%

	At	At	At
	March 31,	December 31,	March 31,
	2022	2021	2021
Asset Quality
Non-accrual loans:
Real estate:
Commercial	$—	$—	$—
Residential	306	812	969
Construction and land development	—	—	—
Commercial	1,569	2,080	6,469
Consumer	6	—	17
Mortgage warehouse	—	—	—
Total non-accrual loans	1,881	2,892	7,455
Accruing loans past due 90 days or more	—	—	—
Other real estate owned	—	—	—
Total non-performing assets	$1,881	$2,892	$7,455
Asset Quality Ratios
Allowance for loan losses as a percent of total loans (2)	1.32%	1.34%	1.43%
Allowance for loan losses as a percent of non-performing loans	1025.84%	674.14%	255.29%
Non-performing loans as a percent of total loans (2)	0.13%	0.20%	0.56%
Non-performing loans as a percent of total assets	0.10%	0.17%	0.48%
Non-performing assets as a percent of total assets (6)	0.10%	0.17%	0.48%
Capital and Share Related
Stockholders' equity to total assets	13.2%	13.5%	15.1%
Book value per share	$13.29	$13.09	$12.61
Market value per share	$16.22	$18.60	$14.40
Shares outstanding	17,796,542	17,854,649	18,574,127

(1)	Annualized where appropriate
(2)	Loans are presented before the allowance but include deferred costs/fees.
(3)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains on securities available for sale, net.
(6)	Non-performing assets consists of non-accrual loans plus loans accruing but 90 days overdue and OREO.

	At		At		At
	March 31,		December 31,		March 31,
	2022		2021		2021
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Loans
Commercial real estate	$429,842	29.44%	$432,275	29.66%	$435,034	32.65%
Commercial (1)(2)	753,276	51.61%	726,241	49.83%	585,352	43.94%
Residential real estate	403	0.03%	812	0.06%	29,901	2.24%
Construction and land development	51,474	3.53%	42,800	2.94%	33,778	2.54%
Consumer	1,022	0.07%	1,519	0.10%	4,136	0.31%
Mortgage warehouse	223,593	15.32%	253,764	17.41%	244,066	18.32%
	1,459,610	100.00%	1,457,411	100.00%	1,332,267	100.00%
Allowance for loan losses	(19,296)		(19,496)		(19,032)
Deferred loan fees, net	(2,885)		(4,112)		(5,099)
Net loans	$1,437,429		$1,433,803		$1,308,136

	At	At	At
	March 31,	December 31,	March 31,
(Dollars in thousands)	2022	2021	2021
Deposits
NOW and demand	$939,994	$824,471	$584,684
Regular savings	154,995	155,267	155,399
Money market deposits	366,277	419,625	386,842
Total non-certificate accounts (3)(4)	1,461,266	1,399,363	1,126,925

Certificate accounts of $250,000 or more	5,084	5,078	5,186
Certificate accounts less than $250,000	55,919	55,454	153,113
Total certificate accounts	61,003	60,532	158,299
Total deposits	$1,522,269	$1,459,895	$1,285,224

(1)	Includes $2.1 million, $12.4 million, and $57.5 million in PPP loans at March 31, 2022, December 31, 2021 and March 31, 2021, respectively.
(2)	Includes $111.9 million, $120.4 million, and $15.0 million in digital asset loans at March 31, 2022, December 31, 2021 and March 31, 2021, respectively.
(3)	Includes $179.4 million, $99.7 million, and $53.7 million in digital asset deposits at March 31, 2022, December 31, 2021 and March 31, 2021, respectively.
(4)	Includes $94.3 million, $59.9 million, and $5.5 million in banking as a service deposits at March 31, 2022, December 31, 2021 and March 31, 2021, respectively.